Exhibit 99.6

Form of Letter to Brokers, Banks, Trust Companies and Other Nominees

LOEWS CORPORATION

OFFER TO EXCHANGE UP TO

SHARES OF COMMON STOCK OF

LORILLARD, INC.

WHICH ARE OWNED BY LOEWS CORPORATION FOR

OUTSTANDING SHARES OF COMMON STOCK OF

LOEWS CORPORATION

            , 2008

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON                     , 2008 (THE “EXPIRATION DATE”). SHARES VALIDLY TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

To Brokers, Banks,

Trust Companies and Other Nominees:

Loews Corporation, a Delaware corporation (“Loews”), is offering, upon the terms and subject to the conditions set forth in the enclosed Offer to Exchange, dated            , 2008 (the “Offer to Exchange”), the Letter of Transmittal for the Exchange Offer and the Instruction Booklet to the Letter of Transmittal, together with any amendments or supplements thereto, to exchange                      of a share of common stock of Lorillard, Inc., a Delaware corporation (“Lorillard”), owned by Loews for each share of Loews Common Stock, validly tendered and not properly withdrawn, up to an aggregate of shares of                      Loews Common Stock.

We are asking you to furnish copies of the enclosed materials to your clients on whose behalf you hold shares of Loews Common Stock, whether these shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Loews will generally pay or cause to be paid all stock transfer taxes, if any, payable as a result of the transfer to it of any shares of Loews Common Stock tendered, and the transfer to tendering stockholders of shares of Lorillard Common Stock pursuant to the Exchange Offer, subject to Instruction 7 of the Letter of Transmittal.

As described in the Offer to Exchange, Loews is not conducting this Exchange Offer in any jurisdiction where this Exchange Offer would not be legal under the laws of such jurisdiction.

No broker, bank, trust company or other nominee shall be deemed to be the agent of Loews, Lorillard, either dealer manager, the Exchange Agent or the Information Agent for purposes of this Exchange Offer.

For your information and for forwarding to your clients for whom you hold shares of Loews Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Exchange;

2.	The Letter of Transmittal for the Exchange Offer, including a Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in accepting this Exchange Offer and tendering shares of Loews Common Stock (printed on blue paper). Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender;

3.	The Instruction Booklet to the Letter of Transmittal provides information and instructions on how to properly complete the Letter of Transmittal, including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 28.0% of the gross proceeds payable to such stockholder or other payee pursuant to this Exchange Offer (printed on yellow paper);

4.	The Notice of Guaranteed Delivery to be used to accept this Exchange Offer if certificates evidencing shares of Loews Common Stock are not immediately available or if such certificates and all other required documents cannot be delivered to Mellon Investor Services LLC, the exchange agent, on or prior to the expiration of this Exchange Offer or if the procedures for book-entry transfer cannot be completed by the expiration of this Exchange Offer (printed on gray paper);

5.	A printed form of letter which may be sent to your clients for whose accounts you hold shares of Loews Common Stock registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to this Exchange Offer (printed on green paper); and

6.	A return envelope addressed to Mellon Investor Services LLC, the exchange agent, for your use only.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON ,                      2008, UNLESS EXTENDED.

Shares of Loews Common Stock tendered pursuant to this Exchange Offer may be withdrawn, subject to the procedures described in the Offer to Exchange, at any time prior to the expiration of this Exchange Offer and, unless Loews has accepted your tendered shares of Loews Common Stock as provided in the Offer to Exchange, after the expiration of 40 business days from the commencement of this exchange offer, if not theretofore accepted for exchange.

To participate in this Exchange Offer, certificates for shares of Loews Common Stock (or evidence of a book-entry delivery into the Exchange Agent’s account at The Depository Trust Company) and a duly executed and properly completed Letter of Transmittal, together with any other required documents, or an agent’s message (as defined in the Offer to Exchange in the section entitled “Terms of The Exchange Offer—Procedures for Tendering Loews Shares”) in connection with a book-entry transfer, must be delivered to the Exchange Agent as indicated in the Offer to Exchange. If holders of shares of Loews Common Stock wish to tender their shares, but it is impracticable for them to do so prior to the expiration of this Exchange Offer, a tender may be effected by following the guaranteed delivery procedures described in the Offer to Exchange in the section entitled “Terms of The Exchange Offer—Guaranteed Delivery Procedure.”

Banks, brokers, trust companies and other nominees may obtain additional copies of the enclosed material by contacting the Information Agent, Innisfree M&A Incorporated at (212)750-5833. You may also contact the Information Agent for this Exchange Offer at one of the telephone numbers set forth on the last page of the Offer to Exchange, or either dealer manager for this Exchange Offer at their respective addresses set forth on the last page of the Offer to Exchange, for assistance with any questions you may have about this Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF LOEWS, LORILLARD, THE EXCHANGE AGENT, EITHER DEALER MANAGER OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THIS EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.